Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements


Nuveen Arizona Premium Income Municipal
Fund, Inc. formerly, Nuveen Arizona Premium Income
Municipal Fund, Inc.


333-182699
811-07278




On April 5, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Arizona Dividend Advantage Municipal Fund,
Nuveen Arizona Dividend Advantage Municipal Fund
2 and Nuveen Arizona Dividend Advantage Municipal
Fund 3 were transferred to the Nuveen Arizona Premium
Income Municipal Fund. The circumstances and details of the reorganization as well as copies of the Agreements and Plans of Reorganization are contained in the Form 497 filing on September 5, 2012, accession number
0001193125-12-380521, which materials are herein incorporated by reference.